Kirkpatrick & Lockhart LLP                         1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC 2003-1221
                                                   202.778.9000
                                                   202-778-9100 Fax
                                                   www.kl.com


                               December 29, 2003




Monarch Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

     We have acted as counsel to Monarch Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 35 to the Trust's Registration Statement on Form N-1A (File Nos. 33-49570; 811-6742) (the "Post-Effective Amendment"), registering an indefinite number shares of beneficial interest of the Universal, Institutional Service, Preferred and Investor class of the Daily Assets Government Fund, Daily Assets Cash Fund and Daily Assets Treasury Fund; the Institutional class of the Daily Assets Government Fund and the Daily Assets Cash Fund, and the Universal class of the Daily Assets Government Obligations Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Agreement and Declaration of Trust and By-laws of the Trust, and the resolutions of the Board of Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

Kirkpatrick & Lockhart LLP


Monarch Funds
December 29, 2003
Page 2



     2.   When  issued  and  paid  for  upon  the  terms  provided in the  Post-
          Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, in certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                                 Very truly yours,

                                                 /s/KIRKPATRICK & LOCKHART LLP

                                                 KIRKPATRICK & LOCKHART LLP